8503 Hilltop Drive Ooltewah, Tennessee 37363 (423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
Financial Dynamics
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2005 FIRST QUARTER EARNINGS RESULTS

CHATTANOOGA, Tennessee, May 10, 2005 -- Miller Industries, Inc. (NYSE: MLR) (“the Company”) today announced financial results for the first quarter of 2005, which ended March 31, 2005.
For the first quarter of 2005, net sales from continuing operations were $76.9 million, an increase of 66.5% compared with $46.2 million in the first quarter of 2004. Operating income for the quarter was $3.5 million, an increase of 49.2% over the prior year period. First quarter 2005 income from continuing operations(1) was $2.1 million, or $0.18 per diluted share ($0.19 per basic share), an increase of 88.0% when compared with income from continuing operations in the first quarter of 2004 of $1.1 million, or $0.10 per diluted and basic share.
Miller Industries reported net income for the 2005 first quarter of $2.0 million, or $0.18 per diluted share ($0.19 per basic share), which included an after-tax loss of $(46,000), or $(0.00) per diluted and basic share, from discontinued operations. This compares to net income for the 2004 first quarter of $612,000, or $0.06 per diluted and basic share, which included an after-tax loss from discontinued operations of $(488,000), or $(0.04) per diluted and basic share. The Company’s diluted shares outstanding increased 5.8% over the year ago period, primarily as a result of the sale of 480,000 shares of common stock in a private placement in the second quarter of 2004, as previously announced.

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MILLER INDUSTRIES REPORTS 2005 FIRST QUARTER EARNINGS RESULTS	PAGE 2

Costs of operations in the first quarter of 2005 were $67.9 million, compared to $39.4 million in the year ago period. Gross profit for the first quarter of 2005 rose 32.4% to $9.0 million from $6.8 million in the first quarter of 2004. As a percentage of sales, gross margin was 11.7% in the 2005 first quarter, versus 14.7% a year ago. The decrease in gross margin reflects increased steel costs over the year ago period and incremental production costs incurred as the Company increased its production volume. These costs were partially offset by the Company’s past pricing actions, the benefits of which increased as the 2005 first quarter progressed.
For the first quarter of 2005, selling, general and administrative expenses were $5.5 million, versus $4.5 million in the prior year period. These increases were due to higher incentive accruals, an increase in personnel expense and incremental professional fees. As a percentage of net sales, selling, general and administrative expenses were 7.1% for the first quarter of 2005 versus 9.7% in the year ago period.
Total interest expense for the Company’s continuing and discontinued operations in the first quarter of 2005 was $1.2 million, compared to $1.3 million in the year ago first quarter. Total senior and junior debt at March 31, 2005 was $29.9 million, up somewhat from $26.7 million at December 31, 2004, and down from $31.8 million at March 31, 2004. The increase in debt was due to increased working capital requirements associated with increased sales volumes.
“The first quarter saw continued strength in our markets as our customers took advantage of overall improved economic conditions to upgrade their equipment,” stated Jeffrey I. Badgley, President and Co-CEO of Miller Industries. “This resulted in increased sales and gains in market share as we built upon our position as the world’s largest manufacturer of towing and recovery equipment. However, we were somewhat disappointed with our margin performance during the quarter as a number of factors affected our profitability. Raw materials pricing continued to have an impact on results, though we believe raw materials pricing has begun to stabilize. Through continual monitoring of costs and pricing actions we were able to offset some of this impact and we were pleased to see the effect of these actions becoming increasingly more visible as we worked through our backlog during the quarter. Overall, it was a solid quarter, with sales up 66.5% and net income up over 200% over the previous year.”

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MILLER INDUSTRIES REPORTS 2005 FIRST QUARTER EARNINGS RESULTS	PAGE 3

In March 2005, the Company signed a commitment letter with Wachovia Bank, N.A. for a $20.0 million, three year revolving credit facility, as well as a $6.0 million, five year term loan, both at an initial rate of LIBOR plus 200 bps, to replace the Company’s existing senior credit facility. Under this proposed financing structure, the subordinated portions of the Company’s existing senior and junior facilities would be reduced to $10.0 million, from the current level of approximately $16.2 million, at a fixed rate of 9% for three years. The closing of the new facility is subject to customary closing conditions, including successful completion of the due diligence process and execution of definitive documentation. The new facility is expected to be in place by the end of June 2005.
Vince Mish, Chief Financial Officer, added, “One of our primary focuses over the past few years has been to enhance Miller Industries’ financial strength. Once the currently proposed refinancing is closed, our interest cost will decrease, and we will have more flexibility to continue investing in the growth of our business.”
Mr. Badgley also stated, “During the quarter DataPath increased its order for mobile communication trailers to approximately 200 units. In addition, we entered into a requirements contract with DataPath for any of their future mobile communication trailer orders. The success of this project to date is a testament to the expertise of our production teams in the design and manufacture of highly engineered equipment.”
Mr. Badgley concluded, “Going forward, we remain encouraged by the outlook for our business and the continued growth we see in the market. At our recent national trade show in Florida in April, we were encouraged by the strong attendance and enthusiasm of our customers. This translated into strong sales for the show, which we see as a positive indicator for the year. Continuing our position as the industry innovator, we introduced a new product at this event, the first true composite small wrecker body in the industry, which received strong acceptance from our distributors and end users. As we move into the second quarter, we remain committed to leveraging the increased demand we are experiencing in the market, while at the same time focusing on managing our cost structure. While gross margin percentages did not meet our expectations for the quarter, we are encouraged by the progressive improvement we saw as we moved through the period. Since the first quarter of 2004, we have seen our markets rebound, our market share grow and our financial strength and flexibility improve dramatically. We believe we have positioned ourselves to effectively capitalize on the opportunities in our markets and we look forward to continuing growth through the remainder of the year.”

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MILLER INDUSTRIES REPORTS 2005 FIRST QUARTER EARNINGS RESULTS	PAGE 4

In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, May 11, 2005, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://phx.corporate-ir.net/playerlink.zhtml?c=112441&s=wm&e=1063323

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 18, 2005. The replay number is (800) 642-1687, Passcode 6110905.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The Company noted that forward looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed under the caption “Risk Factors” in the Company’s Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference.

TABLE FOLLOWS

MILLER INDUSTRIES REPORTS 2005 FIRST QUARTER EARNINGS RESULTS	PAGE 5

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended March 31,
	2005	2004	% Change

NET SALES	$76,896	$46,158	67%

COSTS AND EXPENSES:

COST OF OPERATIONS	67,914	39,370	73%

SELLING, GENERAL, AND	5,506	4,459	23%
ADMINISTRATIVE CHARGES

INTEREST EXPENSE, NET	1,163	1,044	11%

TOTAL COSTS AND EXPENSES	74,583	44,873	66%

INCOME FROM CONTINUING OPERATIONS	2,313	1,285	80%

INCOME TAX PROVISION	242	185	31%

INCOME FROM CONTINUING OPERATIONS(1)	2,071	1,100	88%

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(46)	(488)	91%

INCOME TAX PROVISION (BENEFIT)	--	--	0%
LOSS FROM DISCONTINUED OPERATIONS	(46)	(488)	91%

NET INCOME	$2,025	$612	231%

BASIC INCOME PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.19	$0.10	90%
LOSS FROM DISCONTINUED OPERATIONS	(0.00)	(0.04)	100%
BASIC INCOME	$0.19	$0.06	217%

DILUTED INCOME PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.18	$0.10	80%
LOSS FROM DISCONTINUED OPERATIONS	(0.00)	(0.04)	100%
DILUTED INCOME	$0.18	$0.06	200%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,191	10,696	5%
DILUTED	11,412	10,785	6%

MILLER INDUSTRIES REPORTS 2005 FIRST QUARTER EARNINGS RESULTS	PAGE 6

(1) During the quarter ended December 31, 2002, the Company's management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. As a result, the statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations. The discussions and analyses above are of continuing operations, as restated, unless otherwise noted. Results of discontinued operations reflect interest expense for debt directly attributing to these businesses, as well as an allocation of corporate debt based on intercompany balances. The results of operations and loss on disposal associated with certain towing services markets, which were sold in June 2003 have been reclassified from discontinued operations to continuing operations given the Company's significant continuing involvement in the operations of the disposal components via a consulting agreement, and the Company's ongoing interest in the cash flows of the operations of the disposal components via a long-term license agreement.

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